Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland

PRESS RELEASE

NOBLE CORPORATION BOARD TO RECOMMEND

INCREASE IN DIVIDEND FOR 2013-2014 CYCLE

ZUG, Switzerland, February 4, 2013—Noble Corporation (NYSE: NE) today reported that the Company’s Board will recommend that shareholders approve an increase in the Company’s dividend for the 2013-2014 dividend cycle. The proposed increase will be submitted for shareholder approval and authorization at the annual general meeting in April 2013.

The proposed dividend would be in the amount of USD $1.00 per share and would be funded from the Company’s capital contribution reserve. If approved by shareholders, the dividend will be paid in four equal installments of USD $0.25 per share with expected payment dates in August 2013, November 2013, February 2014 and May 2014. Noble also announced that its 2013 annual general meeting of shareholders will be held on Friday, April 26, 2013, at 3:00 p.m. local time at the Park Hotel Zug in Zug, Switzerland.

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including five ultra-deepwater drillships and six high-specification jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico and Alaska, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India and Australia. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Participants in the Solicitation

Noble Corporation and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed increase in the Company’s dividend. Information about the directors and executive officers of Noble and their ownership of Noble shares is set forth in the definitive proxy statement for Noble’s 2012 annual general meeting, which was filed with the SEC on April 3, 2012, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended.

MORE

Investors can obtain more information when the proxy statement relating to shareholder approval of the increase in the Company’s dividend at the 2013 annual general meeting becomes available. This proxy statement, and any other documents filed by Noble with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov or on the Company’s website at www.noblecorp.com. Investors should read the proxy statement carefully, when it becomes available, before making any voting decision because it will contain important information.

This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future, including any statements regarding the payment of any dividend, the timing or amount of such payment or the anticipated tax treatment of any such payment, are forward-looking statements that involve certain risks, uncertainties and assumptions. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

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SOURCE Noble Corporation

Investors, Jeffrey L. Chastain, Vice President – Investor Relations and Corporate Communications, +1-281-276-6383 or Media, John S. Breed, Director of Investor Relations and Corporate Communications, +1-281-276-6729, both of Noble Drilling Services Inc.